Exhibit 99.1

SANTARUS CONTACTS:	COSMO CONTACT:
Martha L. Hough, VP Finance & Investor Relations	Dr. Chris Tanner, CFO & Head of Investor Relations
(858) 314-5824	Tel: +39 02 9333 7617
Debra P. Crawford, Chief Financial Officer	Fax: +39 02 9333 7663
(858) 314-5708	chris.tanner@cosmopharmaceuticals.com
Lippert/Heilshorn & Associates, Inc.
Jody Cain (jcain@lhai.com)
Bruce Voss (bvoss@lhai.com)
(310) 691-7100
For Immediate Release
SANTARUS AND COSMO ANNOUNCE POSITIVE TOP-LINE RESULTS IN U.S. PHASE III
CLINICAL STUDY EVALUATING BUDESONIDE MMX IN ULCERATIVE COLITIS
Companies expect to announce European Phase III study results in November
Extended use study is ongoing
SAN DIEGO and LAINATE, Italy (September 29, 2010) – Santarus, Inc. (NASDAQ: SNTS) and Cosmo Pharmaceuticals S.p.A. (SIX: COPN) today announced positive top-line results from the Phase III clinical study conducted in the U.S. and India to evaluate the safety and efficacy of budesonide MMX® for the induction of remission of mild or moderate active ulcerative colitis. The study results show that budesonide MMX 9 mg taken once daily met the primary endpoint of superiority to placebo (p=0.0143) in achieving clinical remission as measured by the ulcerative colitis disease activity index (UCDAI) score after eight weeks of treatment. Santarus and Cosmo Technologies Ltd., a subsidiary of Cosmo Pharmaceuticals, are collaborating on the budesonide MMX Phase III clinical program.
“These positive results are a major step toward the submission of a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for budesonide MMX 9 mg for the induction of remission of mild or moderate active ulcerative colitis,” said Gerald T. Proehl, president and chief executive officer of Santarus. “Assuming positive results in the European clinical study we plan to submit the NDA in the second half of 2011 following the completion of an ongoing double-blind, placebo-controlled extended use study.”
Mauro Ajani, chief executive officer of Cosmo Pharmaceuticals, said, “We are very pleased to announce positive results for the U.S. study with the 9 mg dose, which further validate the ability of our MMX technology to deliver an active pharmaceutical ingredient directly and efficiently to the colon. We are expecting to have the top-line results from the European Phase III study available in November.”
Under the statistical analysis plan submitted to the FDA for each Phase III study, to achieve statistical significance the budesonide MMX 9 mg and 6 mg treatment arms required a separate analysis at a p-value of 0.025 compared with the placebo group. The intent-to-treat (ITT) population in the pre-defined statistical analysis plan was all randomized patients who received at least one dose of a study drug, excluding patients with normal histology at baseline as determined by biopsy, or due to Good Clinical Practice (GCP) violations or major entry criteria violations.

Based on the preliminary analysis, remission rates for the ITT drug treatment groups versus placebo are summarized in the table below:

		Patients in
Treatment Arm	Number of Patients	Remission (%)	p-value
Budesonide MMX 9 mg	123	22 (17.9%)	0.0143	*
Budesonide MMX 6 mg	121	16 (13.2%)	0.1393
Asacol® (mesalamine) reference arm	124	15 (12.1%)	0.2200	(a)
Placebo	121	9 ( 7.4%)

*	Statistically significant vs placebo

(a)	Not powered to show a statistical difference between budesonide MMX treatment arms and Asacol
Please refer to Santarus’ Current Report on Form 8-K filed today with the Securities and Exchange Commission for additional information on the budesonide MMX Phase III clinical study results.
Safety
The top-line study results indicate that budesonide MMX 9 mg and 6 mg were generally well tolerated and the frequency of treatment emergent adverse events was similar to placebo.
Budesonide MMX Phase III Study Design
Budesonide MMX is being evaluated for the treatment of mild or moderate active ulcerative colitis in two Phase III clinical studies, both of which are intended to support U.S. regulatory submission. The primary endpoint is the achievement of clinical remission as measured by a UCDAI score < 1 after eight weeks of treatment with a score of 0 for rectal bleeding and stool frequency, and > 1 point reduction from baseline in the endoscopy score without any sign of mucosal friability (an indicator of mucosal inflammation).
Each clinical study was a multicenter, randomized, double-blind, double-dummy, placebo-controlled four-arm study.
•	Study CB-01-02/01 was conducted in the U.S. and India. In this study budesonide MMX 9 mg or 6 mg dosed once daily were compared to placebo. A reference arm using two Asacol 400 mg delayed-release tablets dosed three times a day for a total of 2400 mg daily (the FDA-approved dosage of Asacol for induction of remission of ulcerative colitis) was also included.

•	Study CB-01-02/02 was conducted in Europe and compared budesonide MMX 9 mg or 6 mg dosed once daily to placebo. A reference arm using three Entocort EC® (budesonide) 3 mg capsules for a total of 9 mg dosed once daily was also included.
The Phase III clinical studies were powered to show a statistical difference between the two budesonide MMX treatment arms and placebo. The reference arms using Asacol in the U.S. study and Entocort EC in the European study were not powered to show statistical differences versus budesonide MMX.
Extended Use Study Ongoing Through Mid-2011
As previously reported, the FDA requested that the results from an additional 12-month extended use study be included in the Phase III clinical program to support a U.S. regulatory submission. This study is designed to:
•	Evaluate the long-term safety and tolerability of budesonide MMX 6 mg, and

•	Collect data on the efficacy of budesonide MMX 6 mg in the maintenance of remission of ulcerative colitis compared to placebo.
A total of 123 patients from the Phase III clinical studies in the U.S., India and Europe are enrolled in this double-blind, placebo-controlled extended use study, which is scheduled to be completed in mid-2011.
About Budesonide MMX
Budesonide MMX is an investigational drug that is a locally acting corticosteroid in a novel, patented, oral tablet formulation, which utilizes Cosmo’s proprietary MMX® multi-matrix system technology and is designed to result in the controlled release and distribution of budesonide throughout the length of the colon. Budesonide has topical anti-inflammatory activity and due to an extended first pass effect, has less systemic absorption than other corticosteroids.
About Ulcerative Colitis
Ulcerative colitis is a form of inflammatory bowel disease (IBD) that produces inflammation and ulcers along the inside of the colon. The inflammation can interfere with the normal function of the colon, often causing cramping, bloating, diarrhea, bleeding, fatigue, weight loss and frequent bowel movements, which may also strongly affect quality of life. It is believed that as many as 1.2 million people in the U.S. have IBD.
Ulcerative colitis is a chronic relapsing-remitting illness for which there is no known cure, but with appropriate treatment patients can manage their symptoms. However, it is estimated that up to 30% of patients with mild or moderate ulcerative colitis require add-on therapy to aminosalicylate (5-ASA) drugs. Patients refractive to treatment with 5-ASA drugs typically receive a course of an oral, systemically absorbed corticosteroid, the success of which may be limited by significant side effects. For moderate to severe cases of ulcerative colitis, immunosuppressant drugs or biologic drugs may be prescribed. If the condition does not respond to pharmaceutical therapy and the symptoms are severe, the patient may be referred for surgery.
About Cosmo Pharmaceuticals
Cosmo is a speciality pharmaceutical company that aims to become a global leader in optimised therapies for selected gastrointestinal and topically treated skin disorders. The company’s proprietary clinical development pipeline specifically addresses innovative treatments for IBD, such as ulcerative colitis and Crohn’s disease, and colon infections. Cosmo’s first MMX® product that has reached the market is Lialda® / Mezavant® / Mesavancol®, a treatment for IBD that is licensed globally to Giuliani and Shire Limited. Cosmo’s proprietary MMX® technology is at the core of its product pipeline and was developed from its expertise in formulating and manufacturing gastrointestinal drugs for international clients at its GMP (Good Manufacturing Practice) facilities in Lainate, Italy. The technology is designed to deliver active ingredients in a targeted manner in the intestines.
About Santarus
Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by specialists, including gastroenterologists, endocrinologists, allergists, immunologists and rheumatologists. The company’s current commercial efforts are focused on GLUMETZA® (metformin hydrochloride extended release tablets) and CYCLOSET® (bromocriptine mesylate) tablets, which are indicated as adjuncts to diet and exercise to improve glycemic control in adults with type 2 diabetes. The company expects to commercially launch CYCLOSET in November 2010.
Santarus also has a diverse development pipeline with three late-stage product candidates in Phase III clinical programs: budesonide MMX® for induction of remission of active ulcerative colitis, rifamycin SV MMX® for treatment of travelers’ diarrhea and RHUCIN® (recombinant human C1 inhibitor) for treatment of acute attacks of hereditary angioedema. In addition, Santarus plans to initiate a Phase I clinical study in the first half of 2011 with its anti-VLA-1 antibody that the company expects to investigate for the treatment of rheumatoid arthritis. More information about Santarus is available on the company’s website at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding the timing of European study results, the completion of the extended use study and the U.S. NDA submission for budesonide MMX. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans or objectives will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to successfully develop its budesonide MMX, rifamycin SV MMX and other product candidates in a timely manner or at all (including timely and successful completion of the budesonide MMX European and extended use studies); whether Santarus is able to obtain regulatory approval for budesonide MMX and its other product candidates in a timely manner or at all, including whether the FDA agrees with the statistical analysis plan for the budesonide MMX Phase III clinical studies and interpretation of the results; risks associated with the collaboration with Cosmo relating to the MMX product candidates, including the potential for termination of the collaboration; competition from other products; unexpected adverse side effects or inadequate therapeutic efficacy of Santarus’ products and product candidates; the scope and validity of patent protection for Santarus’ products and product candidates; and other difficulties or delays relating to the development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ products and product candidates; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® is a registered trademark of Santarus, Inc. MMX® is a registered trademark of Cosmo Technologies Limited. GLUMETZA® is a registered trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. CYCLOSET® is a registered trademark of VeroScience LLC. RHUCIN® is a registered trademark of Pharming Group NV. Any other trademarks in this press release are the property of their respective owners.
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